PRINCIPAL UNDERWRITING AGREEMENT
This Principal Underwriting Agreement (hereinafter this "Agreement"), effective as of July 1, 2017 (the "Effective Date"), is made and entered into by and between Allstate Assurance Company ("AAC"), a life insurance company organized under the laws of the State of Illinois, on its own behalf and on behalf of the Allstate Assurance Company Variable Life Separate Account set forth on Schedule A (each such account herein referred to as an "Account"), and Allstate Distributors, LLC ("ADLLC"), a limited liability company organized under the laws of the state of Delaware. Collectively, AAC and ADLLC are referenced herein as the "Parties" or singularly as the "Party" if so required by the context.
WHEREAS, ADLLC will serve as the principal underwriter for the Variable Universal Life Policies set forth on Schedule A (together with any new Variable Universal Life Policies sold in accordance with the terms hereof, the "Policies");
WHEREAS, the Parties desire to enter into a Principal Underwriting Agreement between the Parties with respect to the Policies;

WHEREAS, AAC confirms its grant to ADLLC of the right to be and ADLLC agrees to serve as Principal Underwriter for the Policies during the term of this Agreement;
NOW THEREFORE, in consideration of the mutual promises and covenants exchanged by the Parties in this Agreement, the Parties hereby enters into this Agreement as follows:
ARTICLE I.
ADLLC DUTIES AND OBLIGATIONS

Section 1.01. ADLLC shall serve as principal underwriter and distributor for the Policies. ADLLC represents and warrants that it is a broker-dealer registered with the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act") and a member of the Financial Industry Regulatory Authority ("FINRA").

Section 1.02. ADLLC shall be duly registered or licensed or otherwise qualified under the insurance and securities laws of the states in which the Policies are authorized for sale.

Section 1.03. ADLLC proposes to act as principal underwriter on an agency best efforts basis in the distribution of the Policies ADLLC will use commercially reasonable efforts on a continuing basis to provide information and related servicing activity to its registered representatives and to licensed insurance agents and registered representatives of AFS any additional selling broker-dealer unaffiliated with ADLLC that, after the Effective Date, enters into a selling agreement with AAC with respect to the Policies in accordance with Section 1.06 of this Agreement, in each case while such selling agreement remains in effect.

Section 1.04. ADLLC shall be responsible for compliance with the requirements of state broker-dealer regulations and the 1934 Act as each applies to ADLLC in connection with its duties as underwriter and distributor of the Policies. ADLLC shall, at all times during the term hereof, remain duly registered as a broker-dealer under the Securities Exchange Act of 1934 and a member in good standing of FINRA. Moreover, ADLLC shall conduct its affairs in accordance with FINRA's Rules of Fair Practice.

Section 1.05. As a principal underwriter, ADLLC shall permit the sale of the Policies only by and through persons who are appropriately licensed under the securities laws and who are appointed in writing by AAC to be authorized insurance agents (unless such persons are exempt from such licensing and appointment requirements). As needed to fulfill ADLLC's functions under this Agreement, ADLLC is hereby specifically authorized to obtain and maintain licenses for its registered representatives and to, in its sole discretion, terminate, or refuse to renew the appointment of, registered representatives on behalf of AAC. ADLLC shall pay all state insurance appointment fees with respect to its registered representatives. ADLLC shall not appoint a registered representative unless such registered representative is duly licensed as an insurance agent in the state(s) in which such person is proposed to engage in services under this Agreement where such state insurance license is required. ADLLC shall be responsible for its registered representatives' compliance with state insurance agent licensing laws in applicable states

Section 1.06. Subject to agreement with AAC, ADLLC may enter into new selling agreements with selling broker-dealers relating to the Policies. Any such broker-dealer shall be a member in good standing of FINRA, registered with the SEC under the 1934 Act and authorized by Applicable Law to sell variable life insurance policies. Any such contractual arrangement is expressly made subject to this Agreement. ADLLC will at all times be responsible to AAC for supervision of compliance by ADLLC's personnel with federal securities laws regarding distribution of the Policies. ADLLC shall ensure that each of its officers, employees, agents or representatives who is required by law or regulation to be registered with the SEC, FINRA or any applicable state securities regulatory authority to provide services with respect to the Policies on behalf of ADLLC will be so registered.
ARTICLE II.
AAC’s DUTIES AND OBLIGATIONS
Section 2.01. AAC validly exists as a stock life insurance company in good standing under the laws of the State of Illinois, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any AAC business.
Section 2.02. AAC represents and agrees that:
(a)All amendments to the registration statements for each of the Policies identified in Schedule A will be forwarded to ADLLC at the time that they are filed with the SEC; and
(b)Each Account is a duly organized, validly existing separate account.

Section 2.03. AAC agrees that each registration statement any further amendment or supplements thereto that becomes effective after the Effective Date, when they become effective, will conform in all material respects to the requirements of the Securities Exchange Act of 1933 and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this covenant shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to AAC by ADLLC or its affiliates expressly for use therein.
Section 2.04. AAC shall be responsible for the licensing and appointing of registered representatives of AFS or other selling broker-dealers as required by state insurance laws. For clarity, ADLLC shall not be responsible for licensing and appointment fees for personnel of the AFS or other selling broker-dealers.

Article III
RECORDS
Section 3.01.
(a)ADLLC shall keep, in a manner and form approved by AAC and in accordance with Rules 17a-3 and 17a-4 under the 1934 Act, accurate records and books of account as required to be maintained by a registered broker-dealer, acting as principal underwriter, of all transactions entered into on behalf of AAC with respect to the Parties' activities under this Agreement ("Transaction Records"). ADLLC shall make Transaction Records available for inspection by the SEC, FINRA or, to the extent required by Applicable Law, any other Governmental Entity with jurisdiction over the Policies, ADLLC or AAC shall have the right to inspect, make copies of or take possession of Transactions Records at any time upon reasonable advance notice.
(b)AAC shall keep and maintain systems and records concerning transactions entered into on behalf of AAC with respect to the Parties' activities hereunder, and shall provide ADLLC with ongoing access to such systems and records upon reasonable advance notice as reasonably necessary to enable ADLLC to perform its obligations as principal underwriter and distributor of the Policies under this Agreement and comply with its obligations to maintain Transaction Records in compliance with Rules 17a-3 and 17a-4 under the 1934 Act and Section 3.01(a) of this Agreement. The systems and records to be maintained by AAC hereunder include, without limitation, records relating to the Policies maintained on behalf of ADLLC prior to the effective date of this Agreement. In addition, AAC shall furnish ADLLC with copies of the records maintained by AAC hereunder within five (5) business days of ADLLC's request, to the extent copies of such records are not also in the possession of ADLLC, as required in order to enable ADLLC to make such records available for inspection by the SEC, FINRA or, to the extent required by Applicable Law, any other Governmental Entity with jurisdiction over the Policies, ADLLC or AAC, and ADLLC shall have the right to inspect, make copies of such records at any time upon reasonable advance notice.
Section 3.02. Subject to applicable SEC or FINRA restrictions, AAC will send confirmations of Policy transactions to Policy owners. AAC will make such confirmations and records of transactions available to ADLLC upon request. AAC will also maintain Policy owner records on behalf of ADLLC to the extent permitted by Applicable Law.
Section 3.03. ADLLC and AAC shall keep confidential the records, books of account and other information ("Records") concerning the Policy owners, annuitants, insureds, beneficiaries or any persons who have rights arising out of the Policy. ADLLC or AAC may disclose the Records and such information only if the other has authorized disclosure or if the disclosure is required by Applicable Law. In the event ADLLC or AAC is served with a subpoena, court order or demand from a regulatory organization which mandates disclosure of the Records or such information, such Party must notify the other and allow such other Party sufficient time to authorize disclosure or to intervene in the judicial proceeding or matter so as to protect the other Party's interests.
Section 3.04. For the purpose of determining the other Party's compliance with this Agreement, each Party to this Agreement shall have reasonable access during normal business hours to any Records which are maintained by the other Party.
Section 3.05. Both AAC and ADLLC agree to keep all information required by Applicable Laws, to maintain the books, accounts and records as to clearly and accurately disclose the precise nature and details of the transaction and to assist one another in the timely preparation of any reports required by Applicable Law.
Section 3.06. ADLLC and AAC shall furnish to the other any reports and information which the other may request for the purpose of meeting reporting and recordkeeping requirements under the laws of Illinois or any other state or jurisdiction.
ARTICLE IV.
SALES MATERIALS
Section 4.01. ADLLC will utilize the currently effective prospectus relating to the Policies in connection with ADLLC's underwriting, marketing and distribution efforts. As to other types of sales material, ADLLC hereby agrees and will require AFS or other selling broker-dealers to agree to use only sales materials, if any, which have been authorized for use by AAC which conform to the requirements of federal and state laws and regulations, and which have been filed where necessary with the appropriate regulatory authorities under Applicable Law including FINRA.
Section 4.02. ADLLC will not distribute any prospectus, sales literature, if any, or any other printed matter or material in the underwriting and distribution of any Policy if, to the knowledge of ADLLC, any of the foregoing misstates the duties, obligation or liabilities of AAC or ADLLC.
ARTICLE V.
EXPENSE REIMBURSEMENT

Section 5.01. AAC agrees to reimburse ADLLC for direct expenses incurred by ADLLC on behalf of AAC. Such direct expenses shall include, but not be limited to, (a) commissions and trail commissions payable under selling agreements in connection with the Policies among AFS or other selling broker-dealers, AAC and ADLLC, (b) the costs of goods and services purchased from outside vendors, (c) travel expenses and (d) state and federal regulatory fees incurred on behalf of AAC. ADLLC shall present a statement after the end of each quarter with respect to expense reimbursement as provided in this Section 5.01 and the apportionment of other services rendered and the direct expenses incurred in connection therewith. Settlements are due and payable quarterly in arrears within thirty (30) days.

ARTICLE VI.
ADDITIONAL TERMS
Section 6.01. ADLLC will ensure that the Policies sold and/or serviced hereunder by ADLLC or other selling-broker-dealers shall be sold and serviced, in all material respects, on the terms described in the currently effective prospectus describing such Policies, to the extent applicable.
Section 6.02. AAC will assure that the Policies are continuously registered under the 1933 Act (and under any applicable state "blue sky" laws) and file for approval under state insurance laws when required by Applicable Law.
ARTICLE VII.
LEGAL AND REGULATORY ACTIONS
Section 7.01. Each Party agrees to promptly advise the other Party upon becoming aware of:

(a)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Policies;

(b)	any request by the SEC for amendment of the registration statements or for additional information relating to the Policies;

(a)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statements relating to the Policies or the initiation of any proceedings for that purpose; and

(b)
the happening of any known material event which makes untrue any statement made in the registration statements relating to the Policies or which requires the making of a change therein in order to make any statement made therein not misleading.

Section 7.02. During any legal action or inquiry, each Party will furnish to the other Party such information with respect to the Policies in such form and signed by such of its officers as the other Party may reasonably request; provided that none of the Parties shall be required to provide to the other Party any information that is subject to privilege, confidentiality obligations or as otherwise provided by Applicable Law.
Section 7.03. If changes in securities, insurance laws or regulations could reasonably be expected to affect the administration of Policies pursuant to this Agreement, each Party shall notify the other within a reasonable time after it receives notice of those changes. Such notice shall be in writing except, if circumstances so require, the notice may be communicated by telephone or facsimile and confirmed in writing.

Section 7.04. Each Party hereto shall, except to the extent their interests are adverse, reasonably cooperate in all insurance or securities regulatory investigations, proceedings and inquiries and in all judicial proceedings concerning any other Party hereto or any of its parents or affiliates with respect to the Policies. Each Party hereto shall reasonably cooperate in investigating and responding to all customer complaints with respect to the Policies received by another party.

ARTICLE VIII.
TERMINATION

Section 8.01.

(a)Either Party may terminate this Agreement, without penalty, upon 180 days' prior written notice to the other Party effective on or after the one-year anniversary of the Effective Date.

(b)ADLLC may terminate this Agreement without penalty, upon a change of control of AAC.

(c)Subject to Section 8.04, this Agreement shall terminate, without penalty, upon the earliest of the following:

(i)The mutual written consent of the Parties;

(ii)Written notice of one Party to the other Party in the event of bankruptcy or insolvency of the Party to which notice is given;

(iii)The suspension or revocation of any material license or permit held by a Party by the appropriate governmental agency or authority; however, such termination shall extend only to the jurisdiction(s) where the Party is prohibited from doing business; or

(iv)The finding by any court or regulatory body in a formal proceeding of material wrongdoing by a Party in connection with its duties under this Agreement.

Section 8.02. If either Party breaches this Agreement or is in default in the performance of any of its duties and obligations hereunder (the "Defaulting Party"), the non-defaulting Party may give written notice thereof to the Defaulting Party, and if such breach or default is not remedied within sixty (60) days after such written notice is given, then the non-defaulting Party may terminate this Agreement by giving thirty (30) days' prior written notice of such termination to the Defaulting Party.

Section 8.03. The Parties agree to cooperate and give reasonable assistance to one another in effecting an orderly transition following termination.

ARTICLE IX.
INDEMNIFICATION

Section 9.01. Indemnification by ADLLC. ADLLC shall indemnify and hold harmless AAC, and each person who controls or is associated with it within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "AAC Indemnified Parties"), against any and all Indemnifiable Losses arising out of or based upon (a) the failure of ADLLC to perform any of its obligations hereunder, (b) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus or other product materials relating to any Policy or any interest offered under any Policy or any amendment thereof, to the extent such statement was prepared by ADLLC or is furnished in writing by or on behalf of ADLLC after the date hereof and expressly designated for use by AAC in the preparation of such registration statement, prospectus or materials, (c) the inaccuracy of any warranty or representation of ADLLC herein in any material respect, (d) any claim for compensation by any of its registered representatives or any of its officers, employees, agents or representatives, (e) any claim for compensation under any selling agreement between AAC and AFS or any of its registered representatives or their respective officers, employees, agents or representatives, (f) any negligence or willful misconduct or violation of Applicable Law by ADLLC or any of its associated persons in performing ADLLC's obligations hereunder with respect to the Policies, and/or (g) any successful enforcement of this indemnity; provided that, ADLLC shall have no obligation to indemnify any AAC Indemnified Party to the extent such Indemnifiable Loss results from (i) any act or omission resulting from the negligence or willful misconduct of AAC after the Effective Date, or (ii) any violation by AAC of its obligations hereunder. This indemnification will be in addition to any liability that ADLLC may otherwise have hereunder at law or equity.

Section 9.02. Indemnification by AAC. AAC shall indemnify and hold harmless ADLLC and each person who controls or is associated with it within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "ADLLC Indemnified Parties"), against any and all Indemnifiable Losses arising out of or based upon (a) the failure of AAC to perform any of its obligations hereunder, (b) the inaccuracy of any warranty or representation of AAC herein in any material respect, (c)(i) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus relating to an AAC Policy or any interest offered under an AAC Policy or any amendment thereof, based on information provided in writing by AAC in the preparation of such registration statement or prospectus, and (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, contained in any registration statement or prospectus or other product materials relating to information furnished in writing to AAC by ADLLC or its Affiliates after the date hereof expressly for use therein; (d) any negligence or willful misconduct or violation of Applicable Law by AAC and/or any of its officers, employees, agents or representatives in performing its obligations hereunder with respect to the Policies, and/or (e) any successful enforcement of this indemnity; provided that, (i) AAC shall have no obligation to indemnify any ADLLC Indemnified Party to the extent such Indemnifiable Loss results from (A) any act or omission resulting from the negligence or willful misconduct of ADLLC after the Effective Date, or (B) any violation by ADLLC of its obligations hereunder. This indemnification will be in addition to any liability that AAC may otherwise have hereunder at law or equity.

Section 9.03. Definitions. As used in this Agreement:

"Indemnitee" means any Person entitled to indemnification under this Agreement;

"Indemnitor" means any Person required to provide indemnification under this Agreement;

"Indemnifiable Losses" means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable attorneys' fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting punitive damages relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim) and (y) and shall be net of any amounts recovered by or recoverable by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Loss after any indemnification with respect thereto has actually been paid pursuant to this Agreement;

"Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

"Third Party Claim" means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.

Section 9.04. No Duplication. To the extent that an Indemnitee has received payment in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to indemnification for such Indemnifiable Loss under this Agreement to the extent of such payment.

ARTICLE X.
GENERAL PROVISIONS

Section 10.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to AAC:
Allstate Assurance Company
2775 Sanders Road
Northbrook, Illinois 60062
Attention: Angela Fontana
Phone: (847) 402-9365
Email: afontana@allstate.com

(b) If to ADLLC:
Allstate Distributors LLC
2775 Sanders Road
Northbrook, Illinois 60062
Attention: Dana Goldstein
Phone: (847) 402-4161
Email: Dana.Goldstein@allstate.com

shall be effective upon actual receipt.

Section 10.02. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either Party by virtue of the fact that such Party was the drafting Party.

Section 10.03. Entire Agreement; Third Party Beneficiaries. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.

Section 10.04. Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger), by either Party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided that, with AAC’s prior written consent (not to be unreasonably withheld, conditioned or delayed), ADLLC may assign this Agreement to an Affiliate that (a) is a broker-dealer registered with the SEC under the 1934 Act, a member in good standing of FINRA, (b) possesses such other material licenses and registrations as may be necessary to perform ADLLC's obligations hereunder, and (iii) agrees to assume all of ADLLC's obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.06. Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the State of Illinois for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such Illinois Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such Illinois Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one Illinois Court to another Illinois Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 10.01, constitute good, proper and sufficient service thereof.

Section 10.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08. Severability; Amendment; Modification; Waiver.
(a)Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)This Agreement may be amended or waived only by a written instrument signed by each of ADLLC and AAC.

(c)No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 10.09. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.
Section 10.10. Survival. Articles IX and X shall survive the termination of this Agreement.
IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be duly executed by their respective duly authorized officers, as of the date first written above.

ALLSTATE ASSURANCE COMPANY:

By:
Name:
Title:
ALLSTATE DISTRIBUTORS, LLC
By:
Name:
Title:

SCHEDULE A
Allstate Assurance Company: FutureVest Variable Adjustable Life Insurance Policy; Variable Life Separate Account (1940 Act File No. 811-23206)